Exhibit 99.1



                              Annual Certification



         Re: Morgan Stanley Home Equity Loan Trust 2005-1 (the "Trust"), Mortgage Pass-Through Certificates, Series 2005-1, issued pursuant to the Pooling and Servicing Agreement, dated as January 1, 2005 (the "Pooling and Servicing Agreement"), by and among Morgan Stanley ABS Capital I Inc, as depositor (the "Depositor"), Deutsche Bank National Trust Company, as trustee (the "Trustee"), First NLC Financial Services, LLC, as responsible party (the "Responsible Party"), MILA, Inc., as responsible party (the "Responsible Party"), and HomEq Servicing Corporation, as servicer (the "Servicer")

      I, Arthur Q. Lyon, certify to the Depositor, the Trustee and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

            A review of the activities of the Servicer during the 2005 calendar year and the Servicer's performance under the Pooling and Servicing Agreement has been made under my supervision, the Servicer has complied with the Pooling and Servicing Agreement in all material respects and, to the best of my knowledge, based on such review, the Servicer has materially fulfilled all of its obligations under the Pooling and Servicing Agreement throughout such calendar year.



      Date: March 30, 2006



      HomEq Servicing Corporation


      /s/ Arthur Q. Lyon
      ---------------------------
      Arthur Q. Lyon
      President